KPMG (Registered)
Maruthi Info-Tech Centre
11-12/1 Inner Ring Road
Koramangala
Bangalore 560 071 India

Telephone +91 80 3980 6000
Fax +91 80 3980 6999
Internet www.in.kpmg.com

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Infosys Limited:

We consent to the use of our reports dated May 9, 2014, with respect to the consolidated balance sheets of Infosys Limited as of March 31, 2014 and 2013, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended March 31, 2014 and the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of March 31, 2014, incorporated herein by reference.

KPMG

KPMG
Bangalore, India

July 31, 2014